Exhibit 6.6

Letter of Agreement – Amendment & Restatement

BMO	Bank of Montreal

Commercial Banking Centre

1498 Bay Ave,

Trail, BC

March 2, 2018

RED RESORT LIMITED PARTNERSHIP

PO Box 670

ROSSLAND, BRITISH COLUMBIA V0G 1Y0

Attention: Howard Katkov, Donald Thompson and Kevin Magnall

LETTER OF AGREEMENT – AMENDMENT & RESTATEMENT

Bank of Montreal (“BMO”) is pleased to provide this amended and restated Letter of Agreement with respect to the credit Facilities (each a “Facility” and collectively, the “Facilities”) described herein. The letter (the “Letter of Agreement”) amends and restates the existing Letter of Agreement dated September 22, 2017 (the “Prior Letter”). The Facilities are offered (or continue to be offered, as applicable) on the terms and conditions set out in this Letter of Agreement. The Schedules listed below and attached form part of this Letter of Agreement.

Notwithstanding any other provision of this Letter of Agreement or in any applicable agreements, any Advance under any Facility hereunder will be made at BMO’s sole discretion. Any unutilized portion of any Facility hereunder may be cancelled by BMO at any time without prior notice.

In this Letter of Agreement, certain capitalized terms are defined in Schedule A hereto. Please refer to Schedule A for the meaning of such terms.

Borrower(s):	RED RESORT LIMITED PARTNERSHIP

(the “Borrower”)

Guarantor(s):	LEROI ACQUISITION CORP.
RMR ACQUISITION CORP.
RED MOUNTAIN VENTURES LIMITED PARTNERSHIP
RED PROPERTY MANAGEMENT LTD

(the “Guarantor(s)”)

Total Facility Limit:	The total approved amount of all facilities shall not exceed $6,850,000.00 at any time.

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Facility # 1		New Loan Authorization

Facility Authorization:		$4,200,000.00

Type of Loan:		Fixed Rate Term Loan (Demand Loan Options provided for information purposes only)

Purpose:		Repay SIDIT 8% Convertible Note (Estimated balance of $1,400,000), CFDC Lodge Loan (Estimated balance of $1,516,000), CFDC Grey Mountain Loan (Estimated balance of $450,000) and Western Economic Diversification (Estimated balance of $640,000). Any funds remaining after payout to be deposited to clients account directly.

Maximum Amortization:		300 months

Availability:		Funds to be advanced through the Bank’s lawyer to repay the above noted loans.

Advance Options(each a “Loan” and collectively the “Loans”)	Cap Amount	Additional Details

Fixed Rate Term Loan	$4,200,000

Currency: CAD

Interest Rate: To be determined at time of Advance. By way of reference only, the rate in effect as of March 2 2018 for a 1 year term is 4.27% per annum; and the rate is valid for 10 days, and thereafter subject to change at BMO’s sole discretion from time to time.

Notwithstanding the foregoing and unless otherwise prohibited by law, if the Loan is not paid in full with interest at the Maturity Date, the Loan shall bear interest at a rate per annum equal to the sum of 3% plus the Prime Rate, determined and accrued daily and compounded monthly, not in advance, on the outstanding balance, from the Maturity Date and both before and after demand and both before and after judgment until actual payment in full.

Repayment Terms: Monthly interest payments to be collected on the last day of each month. Principal installments of $28,000 to be collected separately on the final business days of December to May annually. The amount of the payments will be determined based on the Loan amount, payment frequency, amortization, and term.

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The balance of the Loan then outstanding, together with all accrued and unpaid interest, shall be due and payable at the end of the term of the Loan.

Prepayment Terms: May not be prepaid, in whole or in part, prior to the maturity date.

Maximum Term: 5 years

Maturity Date: The last day of the month determined based on the term selected and the date of advance.

Rate Reservation Option: At the request of the Borrower, the rate may be fixed up to 45 days before the Advance is made. If requested, the Borrower shall pay a refundable rate reservation fee of 1% of the principal amount of the Advance, which fee will be refunded to the Borrower on the day the Advance is made. In the event that the Advance is cancelled by the Borrower, such fee will not be refunded to the Borrower.

Demand Loan Non Revolving	(Provided for information only)

Currency: CAD

Interest Rate: Prime Rate plus 1.50%. Interest is calculated monthly in arrears and payable monthly. The Prime Rate in effect as of March 2, 2018 is 3.45%.

Repayment Terms: Repayable on demand, provided that until demand is made by BMO:

Blended monthly payments comprising principal and interest to be paid in arrears, on the last day of each month for the months of December to May annually, with interest only payable for the months of June to November. The amount of the payment will be initially determined based on the Loan amount, amortization and the interest rate in effect at the time of the Advance. Subject to review at BMO’s sole discretion.

OR

Principal installments of $28,000 to be collected separately on the final business days of December to May annually. Interest, to be collected separately on the last day of each month. The amount of the payments will be determined based on the Loan amount, amortization and the interest rate in effect at the time of the Advance, as applicable.

Prepayments of principal in whole or in part are permitted, without penalty

The aggregate of all outstanding Advances under this Facility shall at no time exceed the Facility Authorization for this Facility.

Each Loan under this Facility shall be a separate Loan, shall be non-revolving and shall be permanently reduced by any repayments or payments by the Borrower.

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The Borrower shall give to BMO 5 Business Days notice with respect to any request for a Loan under this

Facility.

Facility # 2		New Loan Authorization

Facility Authorization:		$1,600,000.00

Type of Loan:		Fixed Rate Term Loan

(Demand Loan Options provided for information purposes only)

Purpose:		Repay CFDC Snowmaking Equipment Loan

Maximum Amortization:		120 months

Availability:		Funds to be advanced through the Bank’s lawyer. Any excess funds after payout of CFDC debt to be deposited to clients’ account 0755-1026-807.

Advance Cap Amount Options(each a “Loan” and collectively the “Loans”)	Cap Amount	Additional Details

Fixed Rate Term Loan	$1,600,000

Currency: CAD

Interest Rate: To be determined at time of Advance. By way of reference only, the rate in effect as of March 2 2018 for a 1 year term is 4.27% per annum; and the rate is valid for 10 days, and thereafter subject to change at BMO's sole discretion from time to time.

Notwithstanding the foregoing and unless otherwise prohibited by law, if the Loan is not paid in full with interest at the Maturity Date, the Loan shall bear interest at a rate per annum equal to the sum of 3% plus the Prime Rate, determined and accrued daily and compounded monthly, not in advance, on the outstanding balance, from the Maturity Date and both before and after demand and both before and after judgment until actual payment in full.

Repayment Terms: Equal Monthly principal payments of $26,666.67 to be collected on the final business days of December through May annually. Monthly interest, to be collected separately on the last day of each month. The amount of the payments will be determined based on the Loan amount, payment frequency, amortization, and term.

The balance of the Loan then outstanding, together with all accrued and unpaid interest, shall be due and payable at the end of the term of the Loan.

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Prepayment Terms: May not be prepaid, in whole or in part, prior to the maturity date.

Maximum Term: 5 years

Maturity Date: The last day of the month determined based on the term selected and the date of advance.

Rate Reservation Option: At the request of the Borrower, the rate may be fixed up to 45 days before the Advance is made. If requested, the Borrower shall pay a refundable rate reservation fee of 1% of the principal amount of the Advance, which fee will be refunded to the Borrower on the day the Advance is made. In the event that the Advance is cancelled by the Borrower, such fee will not be refunded to the Borrower.

Demand Loan Non Revolving	(for information purposes only)

Currency: CAD

Interest Rate: Prime Rate plus 2.00%. Interest is calculated monthly in arrears, and payable monthly. The Prime Rate in effect as of March 2, 2018 is 3.45%.

Repayment Terms: Repayable on demand, provided that until demand is made by BMO:

Blended monthly payments comprising principal and interest to be paid in arrears, on the last day of each month of December through May annually, with interest only payments due June through November. The amount of the payment will be initially determined based on the Loan amount, amortization and the interest rate in effect at the time of the Advance. Subject to review at BMO's sole discretion.

OR

Equal monthly principal payments of $26,666.67 to be collected on the final business days of December through May annually. Interest only payments to be collected separately on the last day of each month. The amount of the payments will be determined based on the Loan amount, amortization and the interest rate in effect at the time of the Advance, as applicable.

Prepayments of principal in whole or in part are permitted, without penalty

The aggregate of all outstanding Advances under this Facility shall at no time exceed the Facility Authorization for this Facility.

Each Loan under this Facility shall be a separate Loan, shall be non-revolving and shall be permanently reduced by any repayments or payments by the Borrower.

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The Borrower shall give to BMO 5 Business Days notice with respect to any request for a Loan under this Facility.

Facility # 3	Existing Facility

Facility Authorization:	$1,000,000.00

Type of Loan:	Operating Demand Loan

Purpose:	Operating Financing

Interest Rate:	Prime Rate plus 1.5%. Interest is calculated monthly in arrears, and payable monthly on the last day of each month. The Prime Rate in effect as of February 22, 2018 is 3.45%.

Repayments:	Repayable on demand

Currency:	CAD

Facility Fee:	$300.00 per month. This is the fee for the loan and does not include other account fees. Refer to our Better Banking Guide for other applicable fees.

Other Costs:

BMO is not obliged to permit the Advances under this Facility to exceed the Facility Authorization.

In the event the Advances under this Facility exceed the Facility Authorization, the excess will bear interest at the Overdraft Rate, which is currently 21% per annum. BMO shall also be entitled to charge the Borrower a fee of 1% calculated on the amount of excess over the Facility Authorization or $100, whichever is greater and a $5 overdraft handling charge per item that creates or increases the excess.

Facility # 4	Existing Facility

Facility Authorization:	$50,000.00

Type of Loan:	Corporate MasterCardA®*

Purpose:	Operating Financing

Interest Rate:	As determined by Corporate MasterCard Agreement.

Repayments:	As determined by Corporate MasterCard Agreement.

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Currency:	CAD

Facility Fee:	As determined by Corporate MasterCard Agreement.

A®* MasterCard is a registered trademark of MasterCard International Incorporated. Used under license.

Conditions Precedent to Advances:

BMO will have no obligation to make any advance to the Borrower unless and until each of the conditions set out below and in Schedule C has been completed to BMO’s satisfaction

1.	Receipt of satisfactory legal opinions relating to all matters considered relevant by BMO including, without limitation, the due authorization, execution, delivery and enforceability of the Loan and Security documentation by and against the Borrower and each Guarantor, if any.
2.	Satisfactory review by BMO (or, at BMO's option and the Borrower's expense, an insurance consultant) of insurance policies issued to the Borrower and each Guarantor, if any, and compliance with any changes required to satisfy BMO's insurance requirements.
3.	Receipt of all documents and legal opinions required by BMO with respect to the beneficial (true) owner of the Mortgaged Property and the charge of such interest delivered by such owner to BMO.
4.	Satisfactory Environmental Compliance Review and Indemnity Certificate to be on file for each property listed under Security Item #1.
5.	Solicitors Letter of Opinion to confirm the following:

a.	BMO registered General Security Agreements provide a valid/enforceable charge over all fixed and floating assets - including intangible assets such as leases or licences for operation.
b.	Conversion of shareholder Convertible Debt shown under guarantor RMR Acquisition Corp. has been fully completed as per agreements on file and that interest payments on same debt have ceased.
c.	Property taxes are up to date over all properties.
d.	Provide an opinion over all titles.
e.	Confirm all financial charges over subject properties are discharged Southern Interior Development Initiative Trust, Community Futures Development Corporation & Jeff Busby.
f.	Confirm payout in full of Southern Interior Development Initiative Trust, Community Futures Development Corporation and Western Economic Development. Confirmation of discharge of PPSA interests to be obtained in due course.
g.	Advise BMO if $7,000,000 All Indebtedness charge should extend to other properties as outlined in consolidated 2018 BC Property Tax Assessment or any other.
h.	Any other items the bank the Bank should be aware of.

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Covenants

As long as any Advance remains outstanding under or in connection with this Letter of Agreement, or so long as any commitment under this Letter of Agreement remains in effect, the Borrower and any Guarantor will perform and comply with the covenants set out in Schedule D.

Financial Covenants:

In addition, the Borrower and each Guarantor, as applicable, will perform and comply with the following financial covenants, based on financial statements of the Borrower or applicable Guarantor:

1.	Debt Service coverage of 1.25:1 to be maintained at all times. Defined as funds available to service debt divided by the aggregate of all principal payments, interest expense and dividend payments due in one year. Funds available to service debt is defined as the total of net income after taxes, plus interest, depreciation and amortization less extraordinary items. Measured on the basis of year-end financial statements for Red Resort Limited Partnership.

2.	The balance of the operating line of credit on account 0755-1026-807 is to be reduced to a balance of no more than $400,000 annually, to be tested during first quarter of each fiscal year (May 1 - July 31).

Additional Covenants:

In addition, the Borrower and each Guarantor, as applicable, will perform and comply with the following covenants:

1.	The Borrower will not, without BMO's prior written consent, participate in any retrofit project or energy or water efficiency project affecting the Mortgaged Property which would have the effect of creating a lien, hypothec or other interest (including, but without limitation, a local improvement charge or similar interest) in the Mortgaged Property ranking, or potentially ranking, in priority to or pari passu with the interest of BMO in the Mortgaged Property, whether or not such project is sponsored or endorsed by a municipal or other government, governmental organization or utility.

2.	The borrower acknowledges that signature on this document constitutes the following agreement(s):
•	All further cash injections from shareholders carried forward on year end financial statement reporting of borrower and all guarantors is subrogated to the banks advances.

Security:

Each of the following documents, instruments, agreements and other assurances (collectively, the “Security”) shall be delivered to BMO prior to any advance of funds, in form and substance acceptable to BMO and its solicitors, acting reasonably:

1.	First position Inter-Alia Mortgage charge in the amount of $7,000,000 under name of RMR Acquisition Corp. Assignment of Rents and No Secondary Finance Clause to be included. State of Title Certificate to be obtained. Paper or Electronic copies of State of Title Certificate are permitted. Survey Certificate and Title Insurance waived for all properties.
a.	Properties to be included in AIM Charge:
i.	PID #’s 028 280 253: Legally described as Lot A, Township 28, KDP NEP 91123.
ii.	006 976 824: Legally described as Lot 1, Plan NEP14633, DL 967, Twn 28 KLD
iii.	011 958 057: Legally described as Parcel A, Plan NEPX60, Sublot 24, Twn 28 KLD
iv.	012 040 134: Legally described as Parcel A Plan NEPX60, Sublot 28, Twn 28, KLD
v.	014 031 892: Legally described as Plan NEPX60, Sublot 19, Twn 28, KLD
vi.	014 646 510: Legally described as DL 921, KLD
vii.	014 646 561: Legally described as DL 924, KLD
viii.	014 646 595: Legally described as DL 690, KLD
ix.	026 522 152: Legally described as Lot 4 Plan NEP79845, Township 28, KLD
x.	026 522 195: Legally described as Lot 8, Plan NEP79845, Township 28, KLD
xi.	026 522 225: Legally described as Lot 11, Plan NEP79845, Township 28, KLD
b.	All existing BMO charges to be discharged (CA1691077, CA1691078, CA2856918, CA2856919).
c.	BMO to be registered in First Loss Payee on any fire insurance policies in place over subject properties.

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2.	General Security Agreement registered in first position in BC with PPSA over Red Mountain Ventures Limited Partnership.
3.	Joint and Several Corporate Guarantee in the amount of $7,000,000 to be signed by Red Mountain Ventures Limited Partnership, Leroi Acquisition Corp., RMR Acquisition Corp. and Red Property Management Ltd. No Independent Legal Advice is required.
4.	Subrogation agreement signed by RMR Acquisition Corp. subrogating the specific amount of fifteen million ($15,000,000.00) against Intercompany Loan Advances to Red Resort Limited Partnership.
5.	Originally signed Letter of Agreement.
6.	Any other documents, instruments or agreements as may be required by BMO, acting reasonably

The borrower acknowledges that the following registered security presently registered for the borrower and guarantors applies to all new advances covered in this agreement:

•	General Security Agreements registered in first position in BC with PPSA over borrower and guarantors RMR Acquisition Corp, Leroi Acquisition Corp and Red Property Management Ltd.

Reporting Requirements:	• To be provided within 120 days of fiscal year end:

o    April 30th annual Review Engagement year-end financial statement to be provided within 120 days of fiscal year-end for Red Resort Limited Partnership.

o    April 30th annual Notice to Reader year-end financial statement with notice of assessment & T2 to be provided within 120 days of fiscal year-end for the corporate guarantors:

Annual

■     RMR Acquisition Corp.

■     Leroi Acquisition Corp.

■     Red Property Management Ltd.

■     Red Mountain Ventures Limited Partnership - T3 tax return to accompany financial reporting.

o     2 year projected Capital expenditure budget to be provided for Red Resort Limited Partnership.

o     Such other information as lender may reasonably request from time to time.

A $50 per month fee will be applied for non compliance with reporting requirements. The application of this fee does not waive the default condition.

Client to provide prompt notification of management letters, default notices, litigation, and any other material events.

Client to provide satisfactory evidence that all taxes (including, without limitation, GST, HST, sales tax, withholdings, etc.) have been paid to date.

Representations and Warranties:

The Borrower and each Guarantor, as applicable, makes the representations and warranties set out in Schedule E. All representations and warranties of the Borrower and any Guarantor, in addition to any representation or warranty provided in any document executed in connection with a Facility or any Security, shall be true and correct on the date of this Letter of Agreement and on the date of any Advance under a Facility.

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Events of Default:

Each of the events set out in Schedule F shall constitute an event of default in respect of this letter of agreement and each of the facilities. The inclusion of these events of default shall not in any way affect the right of BMO to make demand for payment at any time under any facility that is stated to be a demand facility.

Upon the occurrence of any Event of Default, (i) BMO may accelerate the payment of principal and interest under, and cancel any undrawn portion of, any Facility, (ii) the ability of the Borrower to obtain further Advances under any Facility under this Letter of Agreement shall immediately terminate, (iii) BMO may, by written notice to the Borrower, declare the Advances outstanding under any Facility to be immediately due and payable, and (iv) BMO may review the pricing of any Facility. The rights of BMO on the occurrence of an Event of Default shall not limit any of its other rights under or in connection with this Letter of Agreement or any of the Facilities to terminate or demand payment of, or cancel or restrict the availability of any unutilized portion of, any demand or other discretionary Facility made available under this Letter of Agreement.

Other Fees:

A one-time fee (“Fee”) of $ 25,000.00 is considered earned with the issuance of this Amending Letter of Agreement. This fee is deemed to be earned by BMO to compensate for time, effort and expense incurred by BMO in authorizing these Facilities.

Credit renewal fees will be payable as advised by BMO annually; at the date of this letter such fees are estimated to be $2500.00.

All fees payable under this Letter of Agreement shall be paid on the dates due, in immediately available funds, to BMO. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

Banking Services:

The Borrower shall maintain its Bank Accounts, solely with the BMO.

Commercial Loan Insurance Plan:

You understand that unless you submit an Application for Commercial Loan Insurance Plan (“Application”), and it has been approved by Canada Life as the insurer, you will not be covered under the Commercial Loan Insurance Plan for any facilities under this Letter of Agreement and would be ineligible to submit a claim should you undergo an insurable event.

Governing Law:

Province or Territory of British Columbia and the federal laws of Canada applicable therein.

Schedules:

The following Schedules are attached to and form part of this letter of agreement:

Schedule A - Definitions

Schedule B - General Terms & Conditions

Schedule C - Conditions Precedent to Advances

Schedule D - Covenants

Schedule E - Representations and Warranties

Schedule F – Events of Default]

BMO’s Legal Counsel: Mary Lawson

McEwan & Co. Law Corporation

1432 Bay Ave, Trail BC V1R 4B1

Phone: 250-368-2345

Email: ml@mcewanlawco.com

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This Letter of Agreement amends and restates, without novation, the Prior Letter, as of March 2, 2018, without prejudice to the effect of the terms of the Prior Letter or to any actions taken under or pursuant to the Prior Letter prior to such date. The entry into effect of this Letter of Agreement shall not be deemed to waive or limit any of BMO’s rights in respect of any Event of Default then existing under the Prior Letter or any Event of Default under this Letter of Agreement which exists because of matters occurring prior to such effective date, whether or not known to BMO.

In accepting this agreement you acknowledge that if, in the opinion of BMO, a material adverse change in risk occurs including, without limitation, any material adverse change in the financial condition, business, property or prospects of the Borrower or any Guarantor, the rights and remedies of BMO, or the ability of the Borrower or any Guarantor to perform its obligations to BMO, any obligation to advance some or all of the above Facilities may be withdrawn or cancelled.

Please indicate your acceptance of the terms and conditions hereof by signing and returning one copy of this Letter of Agreement (and making payment of the above noted fee, if applicable) to BMO no later than 5 p.m. (Pacific Standard time) on March 6, 2018. If your acceptance of this Letter of Agreement is not received by BMO by that date, BMO shall have no obligation to proceed with any of the Facilities.

Yours truly,
BANK OF MONTREAL

/s/ CHRISTINA NOLAN	/s/ JAMES DUSIK
CHRISTINA NOLAN	JAMES DUSIK
Relationship Manager	Vice President Business Banking

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Accepted and agreed to this 19 day of March 2018

BORROWER

RED RESORT LIMITED PARTNERSHIP by its general partner, Red Resort G.P. Ltd.

Signature:	/s/ Donald John Thompson	Signature:
Name:	Donald John Thompson	Name:
Title:	Director	Title:

GUARANTOR(S)

LEROI ACQUISITION CORP.

Signature:	/s/ Donald John Thompson	Signature:
Name:	Donald John Thompson	Name:
Title:	Director	Title:

RMR ACQUISITION CORP.

Signature:	/s/ Donald John Thompson	Signature:
Name:	Donald John Thompson	Name:
Title:	Director	Title:

RED MOUNTAIN VENTURES LIMITED PARTNERSHIP,
by its general partner, Red Mountain Ventures G.P. Ltd.

Signature:	/s/ Donald John Thompson	Signature:
Name:	Donald John Thompson	Name:
Title:	Director	Title:

RED PROPERTY MANAGEMENT LTD

Signature:	/s/ Donald John Thompson	Signature:
Name:	Donald John Thompson	Name:
Title:	Director	Title:

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SCHEDULE A - DEFINITIONS

Advances:	Each borrowing by the Borrower and any reference to the amount of Advances shall mean the aggregate principal amount of all outstanding Advances

Business Day:	Any day that is not a Saturday, Sunday or other day on which BMO is authorized or required by applicable law in the applicable Province or Territory to remain closed.

Mortgaged Property:	Includes the real/immovable property described in this Letter of Agreement and in any Mortgages/Hypothec, all appurtenances thereto and all estates and interests therein, and includes all buildings, plant, machinery, crops, erections and improvements, fixed or otherwise, present or future, built, grown, placed or put thereon including all fences, heating equipment, plumbing equipment, antennae, radiators, mirrors, air-conditioning equipment, ventilating equipment, fire alarm and protective systems, lighting and lighting fixtures, hay racks, barn fixtures, milking machine equipment, water tanks, pumps and windmills, water bowls and pipes, feed boxes, litter carriers and tracks, mobile homes affixed to the real property, furnaces, boilers, oil burners, stokers, water heating equipment, cooking and refrigeration equipment, window blinds, floor coverings, storm windows, storm doors, window screens, door screens, shutters and awnings, all apparatus and equipment appurtenant thereto, and all other fixtures and accessions of any kind or nature.

Overdraft Rate:	The annual rate of interest established from time to time by BMO as the interest rate it will use to calculate the interest payable on overdrawn accounts and designated by BMO as the “Overdraft Rate”.

Prime Rate:	On any day, the annual rate of interest established by BMO and in effect on such day as the reference rate used to determine the rate of interest charged on Canadian dollar loans to commercial customers in Canada, and designated by BMO as its “Prime Rate”.

US Base Rate:	On any day, the floating annual rate of interest established by BMO and in effect on such day as the reference rate used to determine the rate of interest charged on U.S. dollar loans to commercial customers in Canada, and designated by BMO as its “US Base Rate”.

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SCHEDULE B - GENERAL TERMS AND CONDITIONS

Assignment:	This Letter of Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. The Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of BMO. BMO may assign all or part of its rights or obligations under this Letter of Agreement or in respect of any Facility or any Security to any person.

Confidentiality:	The Borrower and each Guarantor agrees that, without the prior written consent of BMO, it shall not provide this Letter of Agreement to, nor discuss the terms and structure of this offering with, any party other than its employees, lawyers and financial advisors (but not commercial lenders). The Borrower and each Guarantor consents to the release of information provided to BMO in connection with this Letter of Agreement and the Facilities to BMO Financial Group business groups, affiliates and subsidiaries for the purpose of assisting BMO in supporting the Borrower with its strategic plans.

Conflicts:	All terms and conditions of BMO’s usual and customary security documents and supporting documents shall be deemed to be incorporated in and form part of this commitment. In the event of any conflict or inconsistency between this Letter of Agreement and the terms of any security or supporting document given in connection with this Letter of Agreement, any Facility or the Security, the terms of the Security shall prevail.

Entire Agreement; Waivers; Severability; Amendments:	This Letter of Agreement supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of the facilities contained in this Letter of Agreement. This Letter of Agreement does not, however, serve to operate as a novation. To the extent necessary, BMO reserves all of its rights in respect of any security that has previously been granted to secure the obligations with respect to the Facilities. The failure of BMO to require performance by the Borrower or any Guarantor of any provision of this Letter of Agreement shall in no way affect the right thereafter to enforce such provision; nor shall the waiver by BMO of any breach of any covenant, condition or proviso of this Letter of Agreement be taken or held to be a waiver of any further breach of the same covenant, condition or proviso. If any provision of this Letter of Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and the remainder of this Letter of Agreement shall continue in full force and effect. No change or modification of this Letter of Agreement is binding upon the parties unless it is in writing and signed by all parties.

Evidence of Debt:	The Borrower acknowledges that the actual recording of the amount of any advance or repayment under the Facilities, and interest, fees and other amounts due in connection with the Facilities, in the accounts of the Borrower maintained by BMO, shall constitute prima facie evidence of the Borrower’s indebtedness and liability from time to time under this Letter of Agreement; provided that the obligation of the Borrower to pay or repay any indebtedness and liability in accordance with this Letter of Agreement shall not be affected by the failure of BMO to make such recording

Expenses:	All costs and expenses incurred by BMO in establishing, documenting and operating the Facilities (including, but not limited to, legal, appraisal and consulting fees and costs) and in connection with the enforcement of the loan documentation are for the account of the Borrower and the Borrower agrees to pay the same in full whether or not this transaction is completed as contemplated herein.

Increased Costs, Taxes, Risks, etc.:	The Borrower will reimburse any costs BMO incurs in performing its obligations under the Facilities resulting from any change in law, including any reserve or special deposit requirement or any tax or capital requirement or any change in the compliance of BMO therewith, that has the effect of increasing the cost of funding to BMO or reducing the effective return on its capital. All loan repayments shall be made free and clear of any present and future taxes, withholdings or any other deductions. Upon the occurrence of any event which is deemed, in BMO’s sole discretion, to increase risk to BMO in respect of any Facility, BMO may review the pricing of any Facility.

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Indemnification:	The Borrower and each Guarantor jointly and severally (solidarily) agree to indemnify BMO from and against any and all losses, claims, damages and liabilities arising from activities under or contemplated under this Letter of Agreement, any Facility or the Security other than those arising solely as a result of BMO’s gross negligence or wilful misconduct.

Interest on Advances:	Interest on Advances, including those subject to the Prime Rate and subject to US Base Rate, shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

Joint and Several:	Where more than one person is liable as Borrower or Guarantor for any obligation under or in connection with this Letter of Agreement, then the liability of each such person for such obligation is joint and several (solidary) with each other such person.

Judgment Currency:	If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Letter of Agreement, it becomes necessary to convert into a particular currency (the “Judgment Currency'’) any amount due under this Letter of Agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which BMO is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its principal office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by BMO of the amount due, the Borrower will, on the date of receipt by BMO, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by BMO on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by BMO is the amount then due under this Letter of Agreement in the Currency Due. If the amount of the Currency Due which BMO is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower and each Guarantor jointly and severally (solidarily) agree to indemnify BMO from and against any and all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Letter of Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by BMO from time to time and shall continue in full force and effect notwithstanding any judgment or order in respect of an amount due under this Letter of Agreement or under any judgment or order.

Language:	It is the express wish of the parties that this agreement and any related documents be drawn up and executed in English. Les parties conviennent que la présente convention et tous les documents s’y rattachant soient rédigés et signés en anglais.

Notice provision:	Any notice or other communication required or permitted to be given to a party under this Letter of Agreement shall be in writing and may be delivered personally or sent by mail to (i) the address for BMO provided on the first page of this Letter of Agreement, if sent to BMO, (ii) the address for the Borrower provided on the first page of this Letter of Agreement, if sent to the Borrower, and (iii) the address for a Guarantor contained in BMO’s records, if sent to a Guarantor. A notice or other communication delivered personally shall be deemed received when delivered to the receiving party, if delivered on a Business Day, and on the next Business Day following otherwise, and a notice or other communication delivered by mail shall be deemed received on the fifth Business Day after sending.

Repayment Recognition:	Any payments to be paid on a non-Business Day may, at BMO’s discretion, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

Review:	BMO retains the right to review the Facilities at any time and at least annually.

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SCHEDULE C - CONDITIONS PRECEDENT TO ADVANCES

1.	Evidence of corporate (or other) status and authority

2.	Completion and registration (as applicable) of all Security (defined herein) and other supporting documents

3.	Completion of all facility documentation and account agreements and authorities, as applicable

4.	Compliance with all representations and warranties contained herein

5.	Compliance with all covenants (financial and non financial) contained herein

6.	No Event of Default (defined herein) shall have occurred and be continuing

7.	Compliance with all laws (including environmental)

8.	Payment of all fees and expenses

9.	Receipt of all necessary material governmental, regulatory and other third party approvals including environmental approvals and certificates

10.	Satisfactory due diligence (including, without limitation, anti-money laundering, proceeds of crime and “Know your customer’' requirements and procedures, environmental and insurance due diligence)

11.	Repayment of all existing indebtedness (excluding permitted indebtedness), as applicable

12.	Satisfactory review of material contracts, as applicable.

13.	Satisfactory review by BMO (or, at BMO's option and the Borrower’s expense, an insurance consultant) of insurance policies issued to the Borrower(s) and/or the Guarantor(s) and compliance with any changes required to satisfy BMO’s insurance requirements

14.	Disclosure of all material contingent obligations

15.	Confirmation that no shares of the Borrower held by the principal shareholders have been pledged as security for any financial or other indebtedness

16.	Corporate taxes of the Borrower and corporate/personal taxes of the Guarantor(s) are to be confirmed current and up-to-date

17.	Satisfactory evidence that all other taxes payable by the Borrower and Guarantor(s) (including, without limitation, GST, HST, sales tax, and withholdings) have been paid to date

18.	No material judgments or material legal action initiated against the Borrower and/or any Guarantor(s)

19.	Any other document or action which BMO may reasonably require

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SCHEDULE D - COVENANTS

1.	Payment of all indebtedness due in connection with this Letter of Agreement or any Facility

2.	Maintenance of corporate existence and status, if applicable

3.	Payment of all taxes when due (including, without limitation, corporate, GST, HST, sales tax and withholdings)

4.	Compliance with all laws, regulations and applicable permits or approvals (including health, safety and employment standards, labour codes and environmental laws)

5.	Compliance with all material agreements

6.	Maintenance of property and assets in good working condition

7.	Use of proceeds to be consistent with the approved purpose

8.	Notices of death of Borrower or Guarantor, default, material litigation, and regulatory proceedings to be provided to BMO on a timely basis

9.	Access by BMO to books and records; BMO to have right to inspect property to which its security applies

10.	No assumption of additional indebtedness or guarantee obligations by Borrower without prior written consent of BMO

11.	No liens or encumbrances on any assets except with the prior written consent of BMO

12.	No change of control or ownership without the prior written consent of BMO

13.	No disposition of property or assets (except in the ordinary course of business) without the prior written consent of BMO

14.	No material acquisitions, hostile takeovers, mergers or amalgamations without BMO's prior written approval

15.	The Borrower will not, without the BMO's prior written consent, enter into any material lease or amend any material lease.

16.	The Borrower will not, without the BMO's prior written consent, request or accept any prepayments of rent pursuant to any Lease except for the last month’s rent

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SCHEDULE E - REPRESENTATIONS AND WARRANTS

1.	It has the corporate status, power and authority to enter into this Letter of Agreement and any agreement executed in connection with a Facility or any Security to which it is a party, and to performs its obligations hereunder and thereunder

2.	It is in compliance with all applicable laws (including environmental laws) and its existing agreements

3.	Except as otherwise disclosed to BMO in writing, no consent or approval of, registration or filing with, or any other action by, any governmental authority is required in connection with the execution, delivery and performance by it of this Letter of Agreement and any agreement executed in connection with a Facility or any Security to which it is a party

4.	All factual information that has been provided to BMO for purposes of or in connection with this Letter of Agreement or any transaction contemplated herein is true and complete in all material respects on the date as of which such information is dated or certified

5.	No event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower or any Guarantor

6.	There is no material litigation pending against it or, to its knowledge, threatened against or affecting it

7.	It has timely filed or caused to be filed all required tax returns and reports and has paid or caused to be paid all required taxes

8.	It has good and marketable title to its properties and assets

9.	It has complied with all obligations in connection with any pension plan which it has sponsored, administered or contributed to, or is required to contribute to including, without limitation, registration in accordance with applicable laws, timely payment of all required contributions or premiums, and performance of all fiduciary and administration obligations

10.	It maintains insurance policies and coverage that provides sufficient insurance coverage in at least such amounts and against at least such risks as are usually insured against in the same general area by persons in the same or a similar business

11.	It is not in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan, credit or security agreement, or under any material instrument or agreement, to which it is a party

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SCHEDULE F - EVENTS OF DEFAULT

1.	Failure to pay any interest, principal, fees or other amounts due in connection with this Letter of Agreement or any of the Facilities

2.	Breach by the Borrower or any Guarantor of any covenant or agreement under or in connection with this Letter of Agreement or any of the Facilities

3.	The occurrence of an event of default under any document executed in connection with a Facility or any of the Security

4.	Inaccurate or false representations or warranties made by the Borrower or any Guarantor under or in connection with this Letter of Agreement

5.	The Letter of Agreement or any document executed in connection therewith or in connection with a Facility or the Security is repudiated by the Borrower or any Guarantor or is no longer in force and effect

6.	The Borrower or any Guarantor (i) becomes insolvent, (ii) is unable generally to pay its debts as they become due, (iii) makes a proposal in bankruptcy or files a notice of intention to make such a proposal, (iv) makes an assignment in bankruptcy, (v) brings a court action to have itself declared insolvent or bankrupt, or another person brings an action for such a declaration, or (vi) defaults under any payment obligation to another creditor or breaches any agreement with another creditor in respect of a payment obligation

7.	A material adverse change occurs in the financial condition, business, property or prospects of the Borrower or any Guarantor, as determined by BMO

8.	Death of Borrower or any Guarantor, if such Borrower or Guarantor is an individual.

9.	Change of ownership or control occurs without BMO's prior consent

10.	A material judgment is made against the Borrower or any Guarantor by any court of competent jurisdiction and such judgment is not either (i) actively and diligently appealed and execution thereof stayed, or (ii) paid or otherwise satisfied, in each case within 30 days of the rendering of such judgment

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